Exhibit 4.54

Jiangsu Suning Bank Small Business Loan Agreement

Agreement No.: 20220614143539022019

Borrower (Party A): (The Borrower is a legal person or other organization)

Name: Shenzhen United Time Technology Co., Ltd.

Unified Social Credit Code: 914403006766520412

Legal Representative or Main Person in Charge: Bao Minfei

Business License Address: Area A, Building 5, Shenzhen Software Industry Base, Haitian 1st Road, Nanshan District, Shenzhen, Guangdong Province

Tel.: 13805729242

E-mail: yshibin@utimemobile.com

Lender (Party B): Jiangsu Suning Bank Co., Ltd.

Address: Building 4, Financial City, Block 45, Jianye District, Nanjing

Postal Code: 210019

Person in Charge: Huang Jinlao

Fax: 025-66996699

Tel.: 95177-8

Special Reminder: Before confirming the signing of this Agreement, the Borrower shall know all the terms and conditions of this Agreement in advance and agree to apply for an operating loan (hereinafter referred to as “this Loan” or “Loan”) from Jiangsu Suning Bank Co., Ltd. When the Borrower clicks Accept this Agreement on the Lender’s online service platform, it means that the Borrower has read all the terms of this Agreement, has fully known and understood the meaning of the terms of this Agreement and the corresponding legal consequences, and agrees to be bound by this Agreement.

Article 1 Definition

In this Agreement, unless otherwise agreed in the context, the following terms have the following meanings:

Article 1.1 Loan service platform: refers to the online or mobile platform for the Borrower to apply to the Lender for loans, check the loan limit, apply for loans, repay loans and other operations.

Article 1.2 Credit line: refers to the amount of loan principal granted by the Lender to the Borrower within the validity period of the line agreed in this Agreement.

Article 1.3 Withdrawal: refers to the behavior that the Borrower applies to the Lender for withdrawal of loan funds within the loan limit as agreed in this Agreement, and the Lender issues the loan funds to the loan collection account designated by the Borrower on the loan service platform according to the Borrower’s withdrawal application.

Article 1.4 Withdrawal Date: refers to the date on which the Lender transfers the loan funds to the Borrower’s loan collection account in accordance with the Agreement.

Article 1.5 Repayment Date: refers to the date on which the Borrower repays the principal and interest of the loan as agreed in this Agreement, including the maturity date.

Article 1.6 Maturity Date: refers to the last repayment date of the loan under this Agreement. If the loan under this Agreement is repaid once, the repayment date is also called the maturity date.

Article 1.7 Interest Settlement Date: refers to the date on which the Lender calculates and settles the loan interest to the Borrower.

Article 1.8 Interest period: refers to the period during which interest is collected as agreed in the Agreement.

Article 2 Types and Uses of Loans

The type of loan under this Agreement is operating loan, which is used for daily production and operation. Party A shall not change the purpose of the loan. The loan shall not be used for housing purchase, securities investment or equity investment, and shall not be used for futures and other speculative operations or other illegal transactions, otherwise it shall be deemed as breach of Agreement.

Article 3 Credit Line and Credit Term

Article 3.1 The credit line provided by Party B to Party A is RMB two million yuan (in words). The validity period of the loan limit is from June 13, 2022 to May 5, 2025 (hereinafter referred to as “the validity period of the loan limit”).

Article 3.2 The credit line of Party A approved by Party B does not constitute Party B’s loan commitment to Party A. Party B has the right to adjust Party A’s credit line (including but not limited to lowering, raising, suspending or terminating) according to Party A’s credit situation, identified risk control factors or other legitimate reasons.

Article 3.3 During the validity period of the credit line, Party A may withdraw money once or in installments. If Party A fails to withdraw money within one month after the validity of the credit line, the credit line will automatically become invalid.

Article 4 Loan Amount

The amount of a single loan under this credit line shall not be less than one thousand yuan only, and the specific amount shall be subject to the electronic IOU.

Article 5 Loan Term

The loan term under this Agreement is divided into 3 months, 6 months, 12 months, 18 months, 24 months and 36 months. The term of a single loan shall be subject to the information of electronic IOUs.

Article 6 Loan Interest Rate and Interest

Article 6.1 The loan interest rate adopts annualized interest rate, which is calculated according to the simple interest calculation method, and the annual interest rate is 12.0000%.

Article 6.2 within the validity period of the loan limit, Party B has the right to adjust the annualized interest rate agreed in Article 6.1 (including but not limited to lowering and raising) according to Party A’s credit situation or identified risk control factors or other legitimate reasons. The loan interest rate of a single withdrawal is fixed during the loan term of the withdrawal.

If Party B adjusts the loan interest rate, it will notify Party A by SMS through the mobile phone number reserved by Party A. Once the SMS is sent, it shall be deemed that Party B has notified Party A. If Party A continues to apply for withdrawal after the adjustment of loan interest rate, it shall be deemed that Party A has known the adjusted interest rate standard. The withdrawal shall be executed according to the new loan interest rate, and the specific loan interest rate shall be subject to the IOU.

Article 6.3 The loan hereunder shall bear interest from the withdrawal date. The interest period is from the withdrawal date or the next day of the previous interest settlement date to the interest settlement date, and the first and last days of the aforesaid period include that date.

Article 6.4 If Party A fails to repay the due and unpaid loan principal on time, Party B shall charge Party A 50% overdue penalty interest on the basis of the effective interest rate from the overdue date (including that date) until Party A repays the principal and interest of the loan; For the interest and overdue penalty interest that Party A cannot pay on time, compound interest shall be calculated at the overdue interest rate, and calculated according to the actual overdue days and accumulated monthly.

Article 6.5 If Party A fails to use the loan funds according to the agreed purpose, Party B shall charge Party A 100% penalty interest on the loan amount used in breach of Agreement on the basis of the effective interest rate from the date of breach (including that date); For the interest and overdue penalty interest that Party A fails to pay on time, compound interest shall be charged at the overdue interest rate, calculated according to the actual days of misappropriation, and accumulated monthly.

Article 6.6 If a loan fund is both overdue and misappropriated, the higher interest rate shall apply.

Article 7 Withdrawal

Article 7.1 Party A shall apply to Party B for withdrawal within the credit line and validity period, and Party B shall issue the applied withdrawal amount to Party A’s loan collection account after approval.

Article 7.2 Party A shall meet all the following preconditions or submit relevant materials when applying for withdrawal, otherwise Party B has the right to refuse Party A’s withdrawal:

7.2.1 Party A’s business license, legal representative’s identity certificate and identity documents.

7.2.2 Resolutions of the Board of Directors/Shareholders’ Meeting or other valid documents relating to the loan under this Agreement and the authorization of relevant personnel to sign the Agreement and related documents, and relevant documents such as license, approval, registration and filing (if any).

7.2.3 Party A has opened a loan collection and repayment account as required by Party B.

7.2.4 Party B has received a valid withdrawal application from Party A.

7.2.5 Other documents required by Party B.

7.2.6 Relevant guarantee documents (if any) as loan guarantee under this Agreement have come into effect.

7.2.7 Party A does not have or continue to have any breach of Agreement, or the breach of Agreement has been resolved to the satisfaction of Party B or exempted by Party B.

7.2.8 By the time of withdrawal, Party A is legally existing and its finance and operation can be maintained in good condition, which is basically the same as that at the time of signing this Agreement, and no significant adverse changes have taken place.

7.2.9 When Party A applies for withdrawal, Party B shall have a credit line available to Party A.

Article 7.3 Party B has the right but no obligation to issue loans under the condition that all the following conditions are not met, which does not constitute a defect in Party B’s performance.

Article 8 Loan Issuance

Article 8.1 Party A understands and agrees that Party B has the right to adjust, modify and supplement the preconditions for loan issuance under this Agreement according to the provisions of laws, regulations and rules, in view of the changes in Party A’s credit standing, relevant laws, regulations and market changes.

Article 8.2 The loan under this Agreement shall adopt self payment method. Party A authorizes and entrusts Party B to directly issue the loan funds to Party A’s loan collection account, and Party A shall independently pay them to Party A’s trading objects that meet the daily business purposes.

Article 8.3 In the process of loan payment, if Party B considers that Party A’s payment application and relevant documents submitted by Party A do not meet the requirements, Party B has the right to ask Party A to adjust or reject Party A’s payment application. Any liability such as payment delay caused thereby shall be borne by Party A, and Party B shall not bear any liability. If Party A’s credit status declines, the profitability of its main business is not strong, and the use of loan funds is abnormal, Party B has the right to suspend the issuance and payment of loan funds, and requires Party A to supplement the loan issuance and payment conditions. Any liability such as payment delay caused thereby shall be borne by Party A.

Article 8.4 If the loan adopts self payment method, once the loan funds enter the loan collection account of Party A, Party B shall be deemed to have fulfilled the loan obligation. Party A shall ensure that the loan collection account is in normal status (including but not limited to not being frozen by the competent authority, etc.). After the loan funds issued to the loan collection account, Party A shall bear all the risks, liabilities and losses caused by the freezing and deduction of the loan funds by the competent authorities. Party A shall compensate Party B for all losses incurred therefrom.

Article 8.5 After the loan is issued, Party A shall regularly report the payment of loan funds to Party B, and Party B has the right to check whether the loan payment meets the agreed purpose through account analysis, voucher inspection and on-site investigation.

Article 8.6 If the loan amount actually issued to Party A (hereinafter referred to as “actual amount”) is inconsistent with the loan amount payable according to this Agreement (hereinafter referred to as “payable amount”) due to operational errors, system failures, network failures or any other reasons of Party B or other third parties, resulting in the actual amount being greater than the payable amount, Party B has the right to decide which amount shall prevail. In this case, if Party B decides that the payable amount shall prevail, Party B has the right to require Party A to return the fund equivalent to the difference between the actual amount and the payable amount, and Party B can directly deduct the difference fund from Party A’s repayment account. In case of unsuccessful rebate collection, Party A shall unconditionally return the aforesaid difference funds to Party B within 2 working days after receiving the notice from Party B. The difference funds returned within the aforesaid 2 working days are not subject to interest, otherwise, after the aforesaid time limit is exceeded, the Borrower shall pay additional interest on the difference funds according to the misappropriation loan interest rate standard agreed in this Agreement. In this case, if Party B fails to require Party A to return the difference, it shall be deemed that Party B agrees that the actual amount shall prevail, and the Agreement loan amount shall be the actual amount paid by Party B, and Party A shall repay the loan according to the actual amount.

Article 9 Repayment

Article 9.1 Under this Agreement, Party A shall open a loan repayment account according to Party B’s requirements, and the receiving bank shall be Jiangsu Suning Bank Co., Ltd. The account name and repayment account number shall be subject to Party B’s SMS notification or the contents displayed in the loan system.

Article 9.2 The repayment methods adopted under this Agreement include but are not limited to: average capital, average capital plus interest, interest before principal, and one-time repayment of principal and interest upon maturity, which shall be subject to the actual agreement of the loan.

Article 9.3 Party A shall repay all the loan principal and interest on time according to the repayment schedule generated by the loan service platform or the repayment date listed in the loan IOU. Repayment schedule and electronic IOU are effective components of this Agreement and have the same legal effect as this Agreement.

Article 9.4 Party A shall ensure that the payment function of the loan repayment account is not restricted, and deposit all the repayable amounts into the repayment account before the repayment date of each installment, and Party A agrees that Party B shall deduct the principal and interest of the loan payable and the expenses (if any) for realizing the creditor’s rights and guarantee rights from the repayment account on each repayment date, including but not limited to legal fees, execution fees, preservation fees, arbitration fees, announcement fees, attorney fees and all other reasonable fees payable, collectively referred to as “expenses for realizing creditor’s rights and security rights”.

Article 9.5 The repayment time of Party A shall be subject to the time when Party B actually deducts the repayment funds from Party A’s repayment account, and the repayment amount shall be subject to the repayment amount actually received by Party B. Party A shall ensure that there are sufficient funds in its repayment account for Party B to deduct on the repayment date. If Party B fails to deduct in full due to insufficient funds available for deduction in Party A’s repayment account, Party A shall be overdue, and Party B shall charge Party A overdue penalty interest and compound interest according to the Agreement.

Article 9.6 When the funds in Party A’s repayment account are insufficient to pay off the principal and interest of the loan, Party B has the right to directly deduct the loan principal, interest, penalty interest, compound interest and the expenses for realizing creditor’s rights and security rights from the account opened by Party A in Jiangsu Suning Bank Co., Ltd. (hereinafter referred to as “Suning Bank”), and Party B shall not be liable for the interest loss and any other losses caused thereby. When Party B deducts the amount from Party A’s account, if the currency in the account is different from the currency of the principal creditor’s right, it shall be converted into RMB according to the foreign exchange price determined by Party B’s system according to reasonable rules and methods.

Article 9.7 Party B shall deduct the money according to the order of “first the previous period, then the current period” and “first the expense, interest, then the principal”. Party B has the right to use Party A’s repayment first to repay the expenses for realizing creditor’s rights and security rights, and the remaining amount shall be repaid according to the above-mentioned sequence principle, and the Lender has the right to make reasonable adjustments to the repayment sequence of the Borrower’s repayment.

Article 9.8 Party A may apply for early settlement of the loan, but it cannot be settled in advance on the withdrawal date. In case of multiple unsettled loans, Party B has the right to determine the order of IOUs settled in advance by Party A and the lower limit of the amount, which shall be subject to the final review result after Party B accepts Party A’s prepayment application.

Article 9.9 Party A’s prepayment shall be made without any overdue loan under this Agreement, and Party B shall not charge liquidated damages for prepayment. If Party A applies for full prepayment, Party B shall collect the loan interest according to the actual days of Party A’s use and the Agreement loan interest rate agreed in this Agreement; If Party A applies for partial prepayment, the remaining outstanding loan shall be subject to the loan interest rate at the time of withdrawal of the loan.

Article 10 Party A’s representations and warranties

Article 10.1 Party A is a legal person or other organization established and valid in accordance with the law, with full capacity for civil rights and civil conduct to conclude and perform this Agreement, and has obtained all necessary permits, approvals, registration and filing for the execution of this Agreement. It has full rights to all its assets, complete and effective qualification and ability to sign and perform this Agreement, and can independently bear civil liabilities.

Article 10.2 All internal authorization procedures required by Party A for signing this Agreement have been completed and are fully effective. Party A’s execution of this Agreement and performance of its obligations hereunder shall not contravene its current articles of association and internal rules or any Agreement, agreement or other document binding on you.

Article 10.3 At the time of execution of this Agreement, there has not been or exists any litigation, arbitration, administrative procedure, execution procedure of judicial or administrative authority or other potential major dispute brought against or involving Party A, which may have a material adverse effect on Party A’s performance of this Agreement, including major lawsuits, arbitration cases or other legal proceedings involving environmental and social risks.

Article 10.4 The purpose of the loan and other matters hereunder shall comply with the requirements of the country (region) where the loan is located, the applicable laws and regulations and the requirements of Party B.

Article 10.5 Party A undertakes to submit a loan application to the Lender in person through the loan service platform, and any application passed the verification shall be deemed as an application by Party A. All acts performed by Party A on the loan service platform with the signed account opened in the name of Party A and the password set by Party A shall be deemed as Party A’s own acts, including but not limited to the conclusion of this Agreement, application for withdrawal and repayment of the loan. Party A shall bear the risks and losses arising from the use of this credit line on the Internet or other media in an unsafe environment.

Article 10.6 Party A shall not have any material debts or contingent liabilities which have not been disclosed to Party B.

Article 10.7 Party A warrants that any information and materials provided by it on the online service platform are legal, true and valid. If any information and materials are false, Party A shall be liable for compensation for losses caused to Party B. Party A shall fill in all information correctly on the loan service platform and ensure that the bank account is not restricted. Party A shall be solely responsible for the failure of loan or payment due to incorrect bank account information, limited account and other reasons not attributable to Party B.

Article 10.8 Party A shall guarantee that the purpose of the loan hereunder is true, legal and effective, and shall properly keep the loan use certificate (such as Agreement, payment certificate, invoice) or other proof materials required by Party B. Party A shall accept Party B’s investigation, understanding and supervision of the use of the loan hereunder, actively cooperate with Party B in loan payment management, post-loan management and related inspection, and provide relevant documents at any time.

Article 10.9 Party A shall actively cooperate with Party B in the investigation, understanding and supervision of its production, construction, operation and financial conditions.

Article 10.10 Party A shall immediately notify Party B in writing of any event (including but not limited to the event set forth in Clause 10.3 of this Article) that poses a danger to its normal business operation or a significant threat to its performance of repayment obligations hereunder.

Article 10.11 If Party A carries out or may carry out any form of asset reorganization/reorganization activities, or any form of activities to change the right to operate enterprises, or carry out activities that change the organizational structure, business mode or legal status of enterprises, or sell, transfer or otherwise dispose of any of its major assets or equity and major investments, or provide security or mortgage assets for the debts of others. In addition, Party A may have any financial deterioration, or may have major disputes, lawsuits, arbitration or administrative penalties, which are enough to endanger their normal operations, or have major impacts or reductions, and lose their solvency. In case of any of the above circumstances, Party A shall notify Party B in time.

Article 10.12 Party A shall notify Party B in writing within 7 working days after the change of industrial and commercial registration items, and attach relevant materials after the change.

Article 10.13 In case of guarantee, in the event that the guarantor violates any obligation or commitment stipulated in the guarantee Agreement or loses the guarantee ability, Party A shall, as required by Party B, provide a new guarantee meeting Party B’s requirements or pay off the loan hereunder in advance.

Article 10.14 Party A shall not assign the debts hereunder.

Article 10.15 Party A warrants that its credit standing and business conditions are good and that it has no bad record.

Article 10.16 Party A shall, in accordance with relevant regulations, set the positions and permissions of specific operators and properly keep the account and password information. Party A shall bear the losses caused by the disclosure of the account information or the loss of the password. If any loss is caused to other parties, Party A shall be liable for the loss and Party B has nothing to do with it.

Article 10.17 Any legal liabilities, rights and obligations that may arise from any transaction initiated and processed by Party A on the loan service platform of Party B through the account and password held by Party A shall be borne by Party A. All operations performed using Party A’s user name and password shall be deemed as Party A’s own actions, and the electronic information records generated therefrom shall be valid evidence of Party A’s rights and obligations. Party A promises not to refuse to bear legal liabilities on the grounds that its operating personnel do not have the authority to initiate and process relevant transactions.

Article 10.18 Party A shall correctly operate and standardize the use of the system in accordance with the provisions of this Agreement and the operating rules and procedures of Party B’s loan service platform. Party A shall bear the losses caused by misoperation. If Party B or related parties suffer losses due to malicious operation, Party A shall be liable for compensation.

Article 10.19 Party A shall not disclose any system technical information, system operation information, read-only documents and other electronic or paper documents related to Party B’s online platform to any third party.

Article 11 Rights and Obligations of Party B

Article 11.1 Party B warrants that the signing of this Agreement has been effectively authorized.

Article 11.2 Party B shall have the obligation to properly keep and keep confidential Party A’s information and situation about its debts, finance, production, operation, etc. obtained from the signing and performance of this Agreement. Without the consent of Party A, Party B shall not be disclosed to unrelated parties in any form, except for the following circumstances:

11.2.1 Disclosure in accordance with the provisions of laws and regulations or the requirements of authorities.

11.2.2 Party B shall disclose to the third party and to the relevant parties in accordance with relevant laws, regulations or rules when Party B transfers the creditor’s rights hereunder to a third party, or agrees that the creditor’s rights hereunder shall be managed by a third party in trust, or other forms of asset securitization.

Article 11.3 During the term of this Agreement, if Party B changes its domicile, it shall promptly issue an announcement or notice of the change of domicile.

Article 11.4 Party B shall have the right to assign all or part of the creditor’s rights hereunder to a third party without obtaining consent from Party A.

Article 11.5 Party B shall have the right to supervise and review the use of the loan hereunder, and to know about Party A’s business activities, provision of guarantees and debt disputes; Party B shall have the right to periodically monitor and reassess the guarantee capacity of the guarantor provided by Party A. If the guarantee capacity of the guarantor decreases, Party B shall have the right to request Party A to provide additional guarantee at any time.

Article 11.6 Party B shall have the right to withdraw all the loans in advance according to the withdrawal of Party A’s funds.

Article 11.7 Party A hereby authorizes Party B to request Party A to repay in advance or assume the guarantee liability for the guarantee provided by Party A in case of Party A’s breach of Agreement or any situation affecting its solvency, or any situation that damages or is likely to damage the legitimate rights and interests of Party B.

Article 11.8 In order to continuously improve the function and operation of Party B’s loan service platform and improve the security, reliability and convenience of operation of the information system, Party B shall have the right to maintain, upgrade and transform the information system of the platform as required.

Article 11.9 Party B shall not be liable if Party B’s online platform fails to correctly execute Party A’s electronic instructions due to any of the following circumstances:

11.9.1 Party A fails to operate the system correctly.

11.9.2 The electronic instruction information received by Party B is unclear, incomplete or unidentifiable.

11.9.3 Force majeure or other circumstances not attributable to Party B.

Article 11.10 When Party A uses Party B’s online platform, Party B shall not be liable for the loss and other adverse consequences caused by the error of data message or the error of identifying, processing or executing Party A’s instructions not attributable to Party B’s fault. However, Party B may provide necessary assistance to Party A in handling such error.

Article 11.11 If Party B fails to perform its obligations under this agreement due to force majeure (including but not limited to war, natural disasters, power supply interruption, fire, earthquake, etc.), accidents or other circumstances beyond Party B’s control, Party B shall not bear or bear part of the responsibility according to the impact of force majeure and the provisions of laws and regulations.

Article 12 Major Environmental and Risk Management Provisions

Article 12.1 For the purposes of this Major Environmental and Risk Management Provisions, the following terms have the following meanings:

“Environmental and Social Risks” mean the risks related to the environment and society that may be brought by Party A in its construction, production and business activities, including environmental and social problems related to energy consumption, pollution, soil, health, safety, resettlement, ecological conservation, climate change, etc.

“Environmental and Social Risk Regulations” mean all existing laws, regulations, normative documents, relevant regulatory provisions and policies related to environmental and social risks that can be applied to this Agreement at any time, including but not limited to the Green Credit Guidelines issued by the former China Banking Regulatory Commission (including any supplements, modifications or updates after the signing of this Agreement), etc.

“Relevant Permission” means any authorization and filing of any notice, report or assessment that Party A is required to obtain under any environmental and social risk regulations in order to conduct business.

Article 12.2 Party A hereby represents and warrants:

12.2.1 It has formulated internal management documents and systems that meet the requirements of laws and regulations on environmental and social risks, specified the responsibilities, obligations and punishment measures of relevant responsible personnel in detail, and formulated emergency response mechanisms and remedial measures for incidents related to environmental and social risks, and have effectively implemented these management documents and systems.

12.2.2 It has no major lawsuits, arbitration cases or other legal proceedings involving environmental and social risks.

Article 12.3 Party A hereby undertakes:

12.3.1 Comply with environmental and social risk regulations;

12.3.2 Obtain and maintain any relevant license and take all reasonable measures to meet any known or future requirements under any relevant license.

12.3.3 Continuously improve and implement the internal management system of environmental and social risks in accordance with the requirements of environmental and social risk laws and regulations.

12.3.4 Accept the assessment and inspection of environmental and social risks by Party B or a third party approved by Party B at any time, including but not limited to the on-site assessment and inspection of the project, and will not set any obstacles or refuse the relevant assessment and inspection for any reason.

12.3.5 If the public, media or any other third party raises claims or challenges related to environmental and social risks against Party A, it shall immediately notify Party B, take all appropriate and necessary actions in time (including but not limited to taking necessary control and remedial measures), properly solve the problem, and report the progress to Party B in detail at any time.

12.3.6 Complete other matters related to controlling environmental and social risks as reasonably required by Party B.

12.3.7 Provide reports on environmental and social risks as required by Party B.

Article 12.4 In addition to the default events agreed in this Agreement, the following situations also constitute default events:

12.4.1 Party A is punished by relevant government departments due to poor management of environmental and social risks, and Party B judges that such punishment will have a significant adverse impact on the performance of this Agreement.

12.4.2 Party A is strongly challenged or claimed by the public, media or any other third party due to poor management of environmental and social risks, and fail to make remediation within a reasonable period of time in a way satisfactory to Party B.

5.3 Party A violates representations, warranties and commitments under this Clause and fail to make remediation within a reasonable period of time in a way satisfactory to Party B.

Article 12.5 Remedies for Breach of Agreement

In the event of any of the above breaches, in addition to the remedies agreed herein, Party B shall have the right to claim indemnity from Party A for the costs, losses, liabilities or expenses borne or suffered by Party B as a result of such breaches.

Article 13 Liability for Breach of Agreement

Article 13.1 Party A shall breach the Agreement in any of the following circumstances:

13.1.1 Party A fails to repay the loan principal and interest or other amounts payable in full and on time as stipulated herein;

13.1.2 Party A fails to use the loan as agreed herein;

13.1.3 Party A provides false materials and information to the Lender;

13.1.4 Party A is revoked of its business license, filed for bankruptcy, declared missing, in a state of limited or incapacitated civil capacity, imprisoned for criminal purposes, or has major diseases, major accidents, etc., which may create a security hazard for the loan under the basic Agreement;

13.1.5 Party A is involved or will be involved in major litigation or arbitration proceedings or other legal disputes, which will affect the solvency of Party A;

13.1.6 Party A transfers assets to avoid debts;

13.1.7 Party A fails to perform any debts due to Party B, its branches or any other third party;

13.1.8 Adverse changes occur in various accounts opened by Party A with Party B;

13.1.9 Other material adverse changes occur in Party A’s credit status or loan repayment ability (including but not limited to job adjustment, income reduction, unemployment, serious illness, default of other debts, etc.);

13.1.10 Any statement made by Party A in this Agreement is false or Party A fails to perform any warranty or commitment or breaches other obligations agreed herein.

13.1.11 Party A’s data or other information in Party B’s system or in the basic database of financial credit information of the People’s Bank of China or other third-party credit investigation institutions approved by the relevant departments of the State Council have abnormal changes;

13.1.12 Breach of Article 12 of this Agreement.

13.1.13 Other circumstances in violation of laws, regulations and rules.

Article 13.2 If Party A breaches any of the conditions mentioned in Paragraph 1 of this Article, or breaches any of Party A’s other obligations, representations, warranties or commitments under this Agreement, Party B shall have the right to take one or more of the following measures, including but not limited to:

13.2.1 Party A shall be required to correct the breach within a specified time.

13.2.2 Party B shall cease to extend any loan to Party A pursuant to this Agreement or any other Agreement between Party A and Party B.

13.2.3 Party B shall independently decide that all or part of the outstanding debts of Party A under this Agreement and other Agreements between Party A and Party B shall be due earlier and shall require Party A to pay off all debts in advance.

13.2.4 Deduct all or part of the principal and interest of the loan and other amounts payable from all accounts opened by Party A with Party B. If the currency of the account is different from the currency of the loan, Party B has the right to convert it into the currency of the loan according to the central parity of foreign exchange published by the People’s Bank of China on the date of the deduction.

13.2.5 Party B requires Party A to bear the liability for breach of Agreement, and compensate Party B for any losses suffered by Party B and all expenses(including but not limited to litigation costs, property preservation fees, execution fees, arbitration fees, attorney agency fees, travel expenses, appraisal fees, auction fees, collection fees, investigation fees, notarization fees, etc.) incurred by exercising legal means to recover the loan(including but not limited to entrusting law firms and other third-party institutions to recover on their behalf, applying to relevant departments for investigation, filing a lawsuit to the court, and applying to arbitral institutions for arbitration.)

13.2.6 Other measures that Party B is entitled to take in accordance with laws and regulations or this Agreement.

Article 14 Information System Terminal or Fault

Party B shall not be liable for damages if the relevant system of the online service platform fails to operate normally due to any of the following circumstances, which makes Party A unable to use or use the services normally or Party B unable to perform this Agreement, including but not limited to:

14.1 The system maintenance period announced by the online service platform or other platforms related to the loan under this Agreement.

14.2 The telecommunication equipment fails and can not transmit data normally.

14.3 Where the Lender system is obstructed and cannot execute the business due to typhoon, earthquake, tsunami, flood, power outage, war, terrorist attack and other force majeure factors.

14.4 Service interruption or delay caused by hacker attacks, technical adjustment, failure, website upgrade and other reasons of relevant departments, enterprises and institutions that rely on information technology organized by telecommunications departments, repayment account opening banks and other third-party payment institutions.

Article 15 Validity of Agreement

This Agreement is for online operation. Party A and Party B agree that this Agreement is concluded in the form of data message and acknowledge its validity.

Any form of confirmation (including but not limited to digital certificate, password, check box, click confirm, etc.) by Party A through the electronic channels provided by Party B shall be deemed as the electronic signature of Article 13 of the Electronic Signature Law of the People’s Republic of China, and this Agreement is concluded.

Article 16 Modification and Termination of the Agreement

After this Agreement comes into effect, neither party may change or terminate this Agreement in advance without consent. If this Agreement needs to be modified or terminated, both parties shall reach a written agreement through consultation.

Article 17 Application of Laws and Settlement of Disputes

Article 17.1 The execution, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

Article 17.2 All matters relating to this Agreement shall be settled by both parties through friendly negotiation. If negotiation fails, both parties may choose either of the following people’s courts to sue:

17.2.1 The people’s court where the Lender or its branch is located;

17.2.2 The people’s court where the borrower is located;

17.2.3 The Agreement is signed at the people’s court with jurisdiction in Jiangbei New District, Nanjing;

17.2.4 In case of one or more assignments of the creditor’s rights under this Agreement, the court with jurisdiction in the place where the final transferee of the creditor’s rights under this Agreement is located shall have jurisdiction.

Article 18 Service of Notices and Legal Instruments Article 18.1 Notices

During the performance of this Agreement, the written notice sent by Party B to Party A shall be deemed to have been delivered on the third natural day after it is mailed to Party A at the mailing address(if any) specified in the information system of the loan service platform. The form of written notice mentioned in this Article also includes but is not limited to Party B’s announcement on the online service platform, sending E-mail to Party A, letter on the online service platform, mobile phone short message, fax and other electronic means. In the case of written notice by electronic means, it shall be deemed to have been delivered on the day it is sent. Party B shall have the right to notify Party A in writing in any of the aforementioned ways or forms. If Party B sends the notice to the Borrower in various ways, the first time the notice is delivered shall prevail.

Article 18.2 Service of Legal Instruments

Party A agrees that the judicial authority shall serve the legal instruments to the Borrower in accordance with the Appendix Confirmation of Address for Service of Legal Instruments.

Article 19 Other Agreed Matters

Article 19.1 In addition to the terms and conditions of this Agreement, all electronic information filled by Party A in the information system of the loan service platform, various rules of the online service platform and data messages related to the loan, such as the web page information, constitute an integral part of this Agreement. All components have the same legal effect as the terms and conditions of this Agreement. In case of any conflict between the relevant Agreement contents and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

Article 19.2 Party A understands and accepts that the Agreement for this loan will be signed in the form of electronic documents, and this Agreement and the electronic supplementary agreement hereunder, the electronic loan receipts or Appendixes (if any) shall be legally effective.

Article 19.3 For the purpose of concluding and performing this Agreement and other lawful purposes, and for the purpose of continuing to understand the changes in Party A’s credit and business during the performance of this Agreement, Party A hereby irrevocably authorizes Party B to: In accordance with the provisions of relevant laws, regulations or other normative documents or the requirements of financial regulatory authorities, the basic information, under this Agreement by Party A in the process of business activities and performance trading records, credit information, bad information (including information about failure to perform obligations under this Agreement(hereinafter referred to as “breach of default information”), the people’s court for judgment or written order/the information about the performance and enforcement of the arbitral institution and other bad information stipulated by laws and regulations, the information related to this Agreement and other relevant information shall be provided and reported to the national financial credit information basic database and credit investigation institution for the relevant entities to query and use the relevant information of Party A based on the purpose of the Agreement, including but not limited to the basic information and credit report. Party B shall also submit Party A’s breach and trust-breaking information to the relevant banking association, and authorize the relevant banking association to share such breach and trust-breaking information among banking financial institutions and even publicize it to the whole society in an appropriate way.

Article 19.4 Special Declaration: Party A, as the Borrower, has read all the terms and conditions of this Agreement and Appendixes. Party A has fully understood the meaning of the terms of this Agreement and the corresponding legal consequences, and fully accepts all the terms of this Agreement.

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Appendix: Confirmation of Service Address of Legal Instruments

1. The Borrower agrees to enter into the Small Business Loan Agreement (hereinafter referred to as the “Agreement”) with Jiangsu Suning Bank (hereinafter referred to as the “Lender”); In case of any dispute arising from the Agreement dispute, the Borrower declares that the judicial authority (including but not limited to the People’s Court) may serve legal instruments (including litigation documents) to the Borrower by modern means of communication such as mobile phone short message or E-mail or by mail.

2. The Borrower has designated the phone number 13805729242 and email address yshibin@utimemobile.com to receive legal instruments, and the judicial organ shall send legal instruments at the aforesaid number and email address to be deemed to have been served.

3. The business address of the Borrower is Shenzhen Software Industry, Haitian Road One, Nanshan District, Shenzhen City, Guangdong Province, and it is the legal instrument mailing address designated by the Borrower.

4. The Borrower agrees that the judicial organ may serve the legal instruments to the Borrower by one or more methods of service, such as electronic service, mail service, entrusted service, lien service, notarization service, etc. The judicial organ may serve the legal instruments to the Borrower by various methods, and the time of service shall be the first among the above methods of service.

5. The above service methods confirmed by the Borrower are applicable to all judicial stages, including but not limited to the first instance, second instance, retrial, execution and supervision procedures (including service of payment order).

6. In the event of any change in the above address of service, the Borrower shall promptly inform the Lender and the judicial authority (if applicable) of the changed address of service in writing.

7. The Borrower confirms that if the notice or relevant legal instruments are not actually received by the Borrower due to inaccurate address provided by the Borrower, failure to inform the Lender in time of the change of address for service, refusal of the Borrower or the designated agent to sign for the receipt, etc., the date of return of the instruments shall be deemed as the date of service.

8. The Borrower has read all terms and conditions of this confirmation and warrants that the above address is accurate and valid; If the address of service provided is not exact, or the change of address is not timely informed, so that the legal documents can not be served or not timely served, the Borrower shall bear the legal consequences that may arise therefrom.

This page is the signing page of Small Business Loan Agreement of Jiangsu Suning Bank

Borrower (Party A): Shenzhen United Time Technology Co., Ltd.

Special Seal for Agreement of Shenzhen United Time Technology Co., Ltd. (Seal)

Lender (Party B): Jiangsu Suning Bank Co., Ltd.

Special Seal for Agreement of Jiangsu Suning Bank Co., Ltd. (Seal)

Signing Date of Agreement: June 14, 2022